SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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EPIMMUNE INC.

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Filed by Epimmune Inc. pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended.

PRESS RELEASE

     On June 21st, 2005, Immuno-Designed Molecules, S.A., or IDM, a société anonyme organized under the laws of France, issued the following press release announcing that it has signed an exclusive marketing agreement for Junovan (Mepact or L-MTP-PE) in the United Kingdom and Ireland with Cambridge Laboratories Ltd, a privately owned British pharmaceutical company.

     We have entered into a share exchange agreement, as amended, with shareholders of IDM. Subject to the terms and conditions of the share exchange agreement, as amended, we will acquire all of the outstanding share capital of IDM, with certain exceptions related to shares and a warrant held in French retirement accounts, in exchange for shares of our common stock, and IDM will become our subsidiary.

IDM and Cambridge Laboratories sign an exclusive marketing agreement for
JunovanTM (Mepact) in the United Kingdom and Ireland

     Paris, France – June 21, 2005. IDM (Immuno-Designed Molecules), a privately held biopharmaceutical company, the shareholders of which recently entered into an agreement to combine with Epimmune Inc. (Nasdaq: EPMN), today announced that it has signed an exclusive marketing agreement for Junovan (Mepact or L-MTP-PE) in the United Kingdom and Ireland with Cambridge Laboratories Ltd, a privately owned British pharmaceutical company. Junovan, known as Mepact throughout clinical development, is the brand name the product will be marketed under worldwide, upon obtaining necessary regulatory approvals.

     In exchange, IDM will receive an upfront license fee and milestone payments throughout the development of the product prior to launch, as well as royalties calculated on product sales.

     Junovan is an immune system stimulator designed to destroy cancer cells by activating macrophages present in the patient. Results from a phase III, randomized clinical trial demonstrated that in 664 patients suffering from non-metastatic osteosarcoma that was amenable to resection, Junovan, given with chemotherapy compared to chemotherapy alone, significantly extended survival without relapse as well as overall survival. Severe adverse events were those typically associated with high dose chemotherapy and surgery. Adverse events associated with Junovan are related to its biologic activity and generally include mild to moderate fever, chills, rigors, fatigue, nausea and increases in serum proteins associated with macrophage activation. The clinical trial was conducted in the United States by the Children’s Oncology Group, in children with newly diagnosed high grade osteosarcoma, and the results were presented at the American Society of Pediatric Hematology/Oncology (ASPHO) Annual Meeting in May 2005.

     Junovan was granted orphan drug status for the treatment of osteosarcoma in the U.S. in 2001 and in Europe in 2004. Junovan is currently limited to clinical investigational use only; its safety and efficacy have not been reviewed or approved for commercial distribution by any regulatory agency. IDM plans to file a marketing application with regulatory authorities in the U.S. and Europe in the first half of 2006.

     Jean Loup Romet-Lemonne, Chairman and Chief Executive of IDM said, “Cambridge is an excellent partner for IDM, given their focus on the development and commercialization of innovative medicines. They have a dynamic sales and marketing team that we are confident will maximize the potential for Junovan in the UK and Ireland.”

     Mark Evans, Chief Executive of Cambridge laboratories commented, “Junovan is a significant addition to our exciting pipeline of new medicines and we are delighted to have made this deal with IDM. The clinical results are very encouraging, in light of the fact that no new agent has been available in the treatment of osteosarcoma over the last 20 years.”

     Osteosarcoma is the most common form of pediatric bone tumor. Approximately 900 new cases are diagnosed each year in the United States, with a similar number in Europe.

For further information please contact
Press contact IDM :	Euro RSCG C&0 :
Nadine Sciacca, Directeur	Marie-Carole de Groc/Florence Macaire
Communication	+33 (0)1 58 47 95 07/+33 (0)1 58 47 95 18
Tel.: +33 (0) 1 40 09 04 11
E-mail: nsciacca@idm-biotech.com	marie-carole.de-groc@eurorscg.fr
florence.macaire@eurorscg.fr
Press contact Cambridge	FourGritti Healthcare
Mark Evans, Chief Executive Officer	Joanna Marchant/ Martin Sutton
Tel: 44 191 296 9370	Tel: +44 7747 610310 or +44 7884
495293

About IDM

     To date, approximately 98% of IDM’s shareholders have entered into a definitive agreement to combine IDM with Nasdaq publicly traded Epimmune Inc. in an all-stock transaction expected to close in the third quarter of 2005. Epimmune has filed a proxy statement with the United States Securities and Exchange Commission in connection with the transaction, which is subject to approval by the Epimmune stockholders and certain other closing conditions.

     IDM is a biopharmaceutical company focused on the development of innovative products to treat and control cancer while maintaining the patient’s quality of life. IDM is currently developing two lines of products: one aiming at the destruction of residual cancer cells after the use of traditional therapies, and the other to prevent tumor recurrence by triggering an immune response. IDM’s most advanced product has completed a Phase III clinical trial, five other products are in clinical trials and five are in preclinical development. For more information, visit www.idm-biotech.com.

About Cambridge Laboratories Ltd

     Cambridge Laboratories is a successful, privately owned pharmaceutical company which focuses on the development and commercialization of innovative medicines, with particular emphasis on the central nervous system, oncology and specialist therapy areas. Through effective in-licensing and acquisition it has established a strong portfolio of products as well as an exciting pipeline of new medicines. The Company has a dynamic sales and marketing organization, which operates via a unique international network of distribution partnerships helping patients throughout the world

Where You Can Find Additional Information About IDM’s Proposed Combination with Epimmune

     Epimmune Inc. has filed a preliminary proxy statement concerning its proposed combination with IDM with the Securities and Exchange Commission (SEC). Investors and security holders are advised to read the proxy statement related to the proposed transaction because it contains important information related to the transaction. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Epimmune with the SEC at the SEC’s website at http://www.sec.gov. The proxy statement and any other documents filed by Epimmune with the SEC may also be obtained free of charge from Epimmune by directing such request to Epimmune’s Secretary at the following address: 5820 Nancy Ridge Drive, San Diego, California 92121.

Information Concerning Participation in Epimmune’s Proxy Solicitation

     IDM and Epimmune and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Epimmune with respect to the proposed transaction between Epimmune and IDM. Information regarding Epimmune’s executive officers and directors is included in Epimmune’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2004. This document is available free of charge at the SEC’s website at http://www.sec.gov and from Epimmune at http://www.epimmune.com. Investors and security holders may obtain additional information about the interests of the respective executive officers and directors of Epimmune and IDM in the proposed transaction between Epimmune and IDM by reviewing the proxy statement related to the transaction filed with the SEC.

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Forward-Looking Statements

     The foregoing statements regarding the proposed transaction between us and IDM include forward looking statements, which are subject to risks and uncertainties, including but not limited to the possibility that the proposed transaction with IDM may not ultimately close for any of a number of reasons, such as our not obtaining shareholder approval of the transaction or related matters; the possibility that IDM shareholders who have not become parties to the definitive agreement make an alternative bid regarding a transaction involving IDM to the IDM shareholders pursuant to rights under the shareholders agreement among the IDM shareholders and, if so, that the IDM shareholders accept that bid instead of the transaction with us; and the possibility that Nasdaq will not approve the listing of the combined company’s shares for trading on the Nasdaq National Market; and that, in the event the transaction is completed, the combination of us and IDM may not result in a stronger company, that the technologies and clinical programs of the two companies may not be compatible and that the parties may be unable to successfully execute their integration strategies or realize the expected benefits of the transaction. In addition, statements regarding development of IDM’s product candidates are subject to risks and uncertainties regarding regulatory approval and commercialization of IDM’s product candidates.